Exhibit 10.3

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (this “Amendment”), dated as of June 4, 2019, amends that certain Executive Employment Agreement (the “Agreement”), dated as of November 27, 2013, as amended by that Amendment to Executive Employment Agreement, dated as of July 11, 2016, by and between CohBar, Inc., a Delaware corporation (the “Company”), and Jeffrey Biunno. The Company and Mr. Biunno hereby agree to amend the provisions of the Agreement as follows:

1. Section 6 of the Agreement is hereby deleted and replaced in its entirety with the following:

6. Bonus. You may also be eligible for a yearly target bonus of up to twenty-five percent (25%) of Your Base Salary (“Target Bonus”) or such other amount as may be determined by the Compensation Committee of the Company’s Board of Directors from time to time. Whether You receive a Target Bonus shall depend on personal and/or Company performance criteria established by the Board in its discretion. Decisions on the grant of a Target Bonus, the criteria under which the Target Bonus shall be awarded, the achievement of such criteria, the amount of any Target Bonus earned, and the timing of the Target bonus payment are solely within the discretion of the Board. Any Target Bonus payment made to You will be subject to the normal and/or authorized deductions and withholdings.

2. Except as otherwise set forth herein the Agreement will remain unmodified and in full force and effect.

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EXECUTED as of this 4th day of June, 2019.

COHBAR, INC.

By:	/s/ Steven Engle
Name:	Steven Engle
Title:	CEO

JEFFREY BIUNNO

/s/ Jeffrey Biunno